Exhibit 99.1

INVESTOR CONTACT: Kerri Thurston Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Strong Third Quarter Results on Sequential Growth in Revenues and Operating Margin Resulting In Year-Over-Year EPS Growth

Cayman Islands/November 4, 2009/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced third quarter results for the period ended September 26, 2009.

Third Quarter 2009 Financial highlights:

•	Total revenue of $781 million, down 10% from $870 million in third quarter 2008
•	Automotive/Mobile segment revenue decreased 13% to $546 million
•	Outdoor/Fitness segment revenue increased 11% to $132 million
•	Aviation segment revenue decreased 29% to $58 million
•	Marine segment revenue increased 3% to $45 million
•	North America and Europe continued to experience year-over-year revenue declines while Asia improved:
•	North America revenue was $503 million compared to $585 million, down 14%
•	Europe revenue was $237 million compared to $247 million, down 4%
•	Asia revenue was $41 million compared to $38 million, up 8%
•	Gross margin improved to 52.4% compared to 44.3% in third quarter 2008 and declined slightly from 52.6% in second quarter 2009
•	Operating margin improved to 30.3% compared to 24.6% in third quarter 2008 and 29.8% in second quarter of 2009
•
Diluted earnings per share increased 30% to $1.07 from $0.82 in third quarter 2008; pro forma earning s per share increased 17% to $1.02 from $0.87 in the same quarter in 2008. (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss.)

•	Generated $281 million of free cash flow in third quarter 2009 for a cash and marketable securities balance of just over $1.8 billion.

Year-to-Date 2009 Financial highlights:

•	Total revenue of $1.89 billion, down 23% from $2.45 billion year-to-date 2008
•	Automotive/Mobile segment revenue decreased 27% to $1.24 billion
•	Outdoor/Fitness segment revenue increased 4% to $320 million
•	Aviation segment revenue decreased 29% to $181 million
•	Marine segment revenue decreased 16% to $144 million
•	All geographic areas experienced a year-to-date slowdown in revenues:
•	North America revenue was $1.20 billion compared to $1.57 billion, down 23%
•	Europe revenue was $577 million compared to $764 million, down 24%
•	Asia revenue was $105 million compared to $109 million, down 4%
•
Diluted earnings per share decreased 21% to $2.12 from $2.68 in year-to-date 2008; pro forma EPS decreased 15% to $2.10 from $2.47 in year-to-date 2008.  (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss and the 2008 gain on sale of TeleAtlas N.V. shares.)

•	Generated $813 million of free cash flow year-to-date.

Business highlights:

•	Posted sequential revenue growth of 17% with both automotive/mobile and outdoor/fitness showing increased revenues.
•
Reported 25% sequential revenue growth in the automotive/mobile segment with sequential gross margin and operating margin improvement of 360 and 490 basis points, respectively, as pricing, cost, and volumes improved.

•	Resumed revenue growth in the outdoor/fitness segment due to growing worldwide interest in the product category and a strong reception to our latest fitness watches, the Forerunner® 310XT and FR 60.
•	Reported 3% revenue growth in the marine segment as market share gains offset the ongoing weakness within the marine industry.
•	Sold 3.9 million units in the third quarter of 2009 driven by PND unit growth in both North America and Asia and strong outdoor/fitness unit growth resuming.
•
Continued to lead in world-wide PND market share. Independent market share research indicates that we have expanded our leadership position in the North American PND market with approximately a 60% share, which is up sequentially from 57% in second quarter.  We maintained a market share of approximately 20% in Europe.

•
Finalized nüvifone launch initiatives with G60 availability in the US (AT&T), Switzerland (Sunrise), and France (unlocked) and Asus leading efforts to launch the G60 and M20 in various Asian markets including Taiwan, Singapore and Malaysia.

•
Introduced the nüvi® 1690T, a connected PND featuring rich, real-time content delivered wirelessly with product offerings in both the United States and Western Europe, for delivery in the fourth quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“We saw steady sequential improvement in our consumer segments during the third quarter and are very pleased to return to year-over-year earnings per share growth in the quarter.  While revenues fell year-over-year, the rate of decline moderated at 10% but our margin improvements more than offset that decline.  We remain focused on efforts to improve productivity and manage expenses as the consumer spending environment continues to recover.

The automotive/mobile segment continued to show growth on a unit basis in both the North American and Asian markets, while also exhibiting marked improvement in the European market in comparison to the first half of the year.  The sequential improvement in pricing and margins in the quarter was largely driven by the delivery of our new 1200, 1300 and 1400 nüvi series.  We were also pleased to launch the nüvifone™  G60 on October 4th with AT&T in the United States market.  The product represents just one of many ways that Garmin intends to deliver real-time location –based content and services to our customers.  Another is the nüvi 1690 which will be prominently featured as our high-end offering for the holiday season.

The outdoor/fitness segment again showed its strength, posting year-over-year revenue growth of 11% with strong gross and operating margins.  Our newest outdoor and fitness products including the Dakota™ line of handhelds in the outdoor market, and the Forerunner® line of fitness products, drove the strong third quarter results.  We believe that these products along with our newest cycling product, the Edge® 500, will perform well during the holidays due to the gift appeal of this category.

The aviation segment posted a third straight quarter of significant decline as the segment continues to be affected by a difficult economic environment.  We do not anticipate growth until overall market conditions show consistent stabilization.  Although the industry will continue to lag, we remain focused on research and development efforts which allowed us to introduce several exciting new products in recent weeks.  This includes our G3000 touchscreen, glass cockpit for the Part 23 turbine market.  Launch platforms for the G3000 include Honda Jet and Piper Jet.   In addition, we introduced the Aera™  series that combines aviation and automotive navigation features in a portable product. With these introductions, Garmin clearly remains at the forefront of innovation and advancement in the avionics industry.

The marine segment posted third quarter revenue growth of 3% over the same quarter of last year.  While the general marine market remains down, we are outperforming our competitors on the strength of our marine product lineup and believe that we are gaining market share in the marine electronics industry.   We were excited to recently announce our OEM relationship with Regal.  Over two dozen 2010 Regal boat models will be offering Garmin electronics as standard selections on the equipment list.   This relationship further validates our push into the OEM portion of the marine industry.  While we do not expect to post significant growth in this segment until the macroeconomic conditions improve, we do expect that year-over-year revenues have stabilized in the near-term.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our financial results for the third quarter highlight our commitment to managing our business efficiently during periods of ongoing revenue decline and the reward of earnings per share growth,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “While our revenue during the quarter fell 10% on a year-over-year basis, we posted pro forma earnings per share growth of 17% as we sustained our strong gross and operating margin performance from second quarter 2009.

Gross margin for the overall business in the third quarter was 52% with all segments, excluding outdoor/fitness, posting year-over-year margin improvement.   The automotive/mobile segment gross margin was most improved at 48% compared to 38% in the third quarter of 2008.  Improvement was driven by moderation in year-over-year average selling price decline, foreign currency fluctuations and continued benefit from material cost reductions.  Gross margin for the marine segment also improved materially when compared with the year-ago quarter from 49% to 54% due to product mix and material cost reductions.

Operating margin increased to 30% in the current quarter from 25% in the year-ago quarter.  The operating margin improvement occurred in the automotive/mobile and marine segments driven by the gross margin improvements.  Total operating expenses increased by $2 million on a year-over-year basis.  We reduced advertising expenses by $5 million, or 10%, while other selling, general and administrative expenses increased by $4 million, or 5%.  Research and development costs increased by $3 million, or 5%, when compared to the year-ago quarter as we continue to hire engineers to support our product initiatives.

We also generated $281 million of free cash flow in the third quarter of 2009, resulting in a cash and marketable securities balance of just over $1.8 billion at the end of the quarter.”

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency translation gain or loss results from translations involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the Company’s various subsidiaries.  Such translation is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency translation.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.   The 2008 gain on sale of TeleAtlas N.V. shares is also excluded below as a one-time item.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
( in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net Income (GAAP)	$215,133	$171,244	$425,542	$575,115
Foreign currency (gain) / loss, net of tax effects	$(9,848)	$10,322	$(3,689)	$(3,904)
Gain on sale of equity securities, net of tax effects	-	-	-	$(41,269)
Net income (Pro Forma)	$205,285	$181,566	$421,853	$529,942

Net income per share (GAAP):
Basic	$1.07	$0.83	$2.12	$2.71
Diluted	$1.07	$0.82	$2.12	$2.68

Net income per share (Pro Forma)
Basic	$1.02	$0.88	$2.11	$2.50
Diluted	$1.02	$0.87	$2.10	$2.47

Weighted average common shares outstanding:
Basic	200,546	206,634	200,398	212,299
Diluted	201,599	208,107	201,038	214,252

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

	Garmin Ltd. And Subsidiaries
	Free Cash Flow
	( in thousands)

	13-Weeks Ended		39-weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net cash provided by operating activities	$292,867	$232,522	$848,555	$512,703
Less: purchases of property and equipment	$(12,098)	$(30,563)	$(35,441)	$(110,480)
Free Cash Flow	$280,769	$201,959	$813,114	$402,223

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, November 4, 2009 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-891-6383.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 32553589.  An archive of the live webcast will be available until December 7, 2009 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2009, the Company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2008 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2008 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, Forerunner and Edge are registered trademarks, and Dakota , Aera and nüvifone are trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	September 26,	December 27,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,011,763	$696,335
Marketable securities	17,643	12,886
Accounts receivable, net	573,847	741,321
Inventories, net	373,290	425,312
Deferred income taxes	52,824	49,825
Prepaid expenses and other current assets	49,569	58,746

Total current assets	2,078,936	1,984,425

Property and equipment, net	444,172	445,252

Marketable securities	770,444	262,009
Restricted cash	2,044	1,941
Licensing agreements, net	8,885	16,013
Other intangible assets, net	212,070	214,941

Total assets	$3,516,551	$2,924,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$185,668	$160,094
Salaries and benefits payable	32,787	34,241
Accrued warranty costs	83,081	87,408
Accrued sales program costs	56,318	90,337
Deferred revenue	48,621	680
Other accrued expenses	141,021	86,341
Income taxes payable	14,102	20,075
Dividend payable	150,447	-

Total current liabilities	712,045	479,176

Deferred income taxes	8,447	4,070
Non-current income taxes	239,419	214,366
Other liabilities	1,242	1,115

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 200,596,000 as of
September 26, 2009 and 200,363,000 as of
December 27, 2008	1,002	1,002
Additional paid-in capital	35,428	-
Retained earnings	2,537,598	2,262,503
Accumulated other comprehensive loss	(18,630)	(37,651)

Total stockholders' equity	2,555,398	2,225,854
Total liabilities and stockholders' equity	$3,516,551	$2,924,581

See accompanying notes.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net sales	$781,254	$870,355	$1,887,057	$2,445,830

Cost of goods sold	371,512	484,716	929,706	1,322,948

Gross profit	409,742	385,639	957,351	1,122,882

Advertising expense	45,853	50,742	103,101	147,199
Selling, general and administrative expense	71,499	67,785	193,461	194,181
Research and development expense	55,507	52,749	166,795	155,904
Total operating expense	172,859	171,276	463,357	497,284

Operating income	236,883	214,363	493,994	625,598

Interest income	6,360	8,435	16,646	26,563
Foreign currency	11,752	(12,744)	4,478	4,818
Gain on sale of equity securities	-	-	-	50,949
Other	1,684	1,358	1,325	2,091
Total other income (expense)	19,796	(2,951)	22,449	84,421

Income before income taxes	256,679	211,412	516,443	710,019

Income tax provision	41,546	40,168	90,901	134,904

Net income	$215,133	$171,244	$425,542	$575,115

Net income per share:
Basic	$1.07	$0.83	$2.12	$2.71
Diluted	$1.07	$0.82	$2.12	$2.68

Weighted average common
shares outstanding:
Basic	200,546	206,634	200,398	212,299
Diluted	201,599	208,107	201,038	214,252

Cash dividends declared per common share	$0.75	$0.75	$0.75	$0.75

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 26,	September 27,
	2009	2008
Operating Activities:
Net income	$425,542	$575,115
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	39,945	33,797
Amortization	25,945	20,823
Gain on sale of property and equipment	(6)	(243)
Provision for doubtful accounts	3,191	4,289
Deferred income taxes	(1,083)	28,623
Foreign currency transaction gains/losses	(26,936)	11,266
Provision for obsolete and slow moving inventories	17,309	29,439
Stock compensation expense	31,502	28,815
Realized gains on marketable securities	110	(50,884)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	178,281	302,012
Inventories	43,340	(196,471)
Other current assets	(22,827)	(977)
Accounts payable	22,618	(175,715)
Other current and non-current liabilities	87,216	(95,588)
Income taxes payable	28,198	1,593
Purchase of licenses	(3,790)	(3,191)
Net cash provided by operating activities	848,555	512,703

Investing activities:
Purchases of property and equipment	(35,441)	(110,480)
Proceeds from sale of property and equipment	(7)	8
Purchase of intangible assets	(7,461)	(4,061)
Purchase of marketable securities	(626,155)	(366,336)
Redemption of marketable securities	110,751	444,102
Change in restricted cash	(103)	106
Acquisitions, net of cash acquired	0	(50,497)
Net cash used in investing activities	(558,416)	(87,158)

Financing activities:
Proceeds from issuance of common stock from
exercise of stock options	1,688	2,559
Proceeds from issuance of common stock from
stock purchase plan	3,712	5,144
Stock repurchase	(1,908)	(624,688)
Tax benefit related to stock option exercise	455	2,309
Net cash provided by/(used in) financing activities	3,947	(614,676)

Effect of exchange rate changes on cash and cash equivalents	21,342	2,982

Net increase/(decrease) in cash and cash equivalents	315,428	(186,149)
Cash and cash equivalents at beginning of period	696,335	707,689
Cash and cash equivalents at end of period	$1,011,763	$521,540

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/ Fitness	Marine	Auto/ Mobile	Aviation	Total

13-Weeks Ended September 26, 2009

Net sales	$132,174	$45,426	$545,707	$57,947	$781,254
Gross profit	$82,886	$24,420	$263,653	$38,783	$409,742
Operating income	$53,430	$11,783	$160,053	$11,617	$236,883

13-Weeks Ended September 27, 2008

Net sales	$118,614	$44,048	$626,506	$81,187	$870,355
Gross profit	$74,487	$21,714	$236,339	$53,099	$385,639
Operating income	$52,136	$10,606	$124,359	$27,262	$214,363

39-Weeks Ended September 26, 2009

Net sales	$320,187	$143,641	$1,242,011	$181,218	$1,887,057
Gross profit	$204,526	$83,078	$542,910	$126,837	$957,351
Operating income	$132,351	$43,696	$271,370	$46,577	$493,994

39-Weeks Ended September 27, 2008

Net sales	$308,255	$171,232	$1,710,248	$256,095	$2,445,830
Gross profit	$179,834	$94,296	$675,953	$172,799	$1,122,882
Operating income	$116,892	$52,510	$361,190	$95,006	$625,598